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                                                                      EXHIBIT 99

                  ACORN PRODUCTS ANNOUNCES EARNINGS PROJECTIONS

         Acorn Products, Inc.'s (NASDAQ: ACRN) management announced today its financial forecast for transition 2000 and Fiscal Year 2000.

         During the five month transition period, the Company anticipates the completion of its manufacturing consolidation, the continued re-vitalizing and strengthening of management and the rest of the organization of the Company, and the refocusing on restoring its customers confidence and service levels to acceptable or even advantageous performance levels. Management believes that for the five month transition period, including the three months ended October 29, 1999, the Company's net loss will be $10 million, or $1.65 per share.

         In Fiscal 2000, the Company intends to focus on improving customer satisfaction and significantly increasing its sales levels. The Company believes that these steps will allow it to generate a modest operating profit, but $2.0 million in non-cash amortization and over $6.0 million in interest, will result in a net loss of approximately $6.4 million ,or $1.07 per share.

         The Company will evaluate and act upon cost reduction opportunities and any business relationship that are not advantageous to the business in order to drive the profitability of the business upwards. The Company expects to continue to see a dramatic improvement in profitability year to year in 2001.

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back-TM-, Union-TM-, Yard 'n Garden-TM-, Perfect Cut-TM- and, pursuant to a license agreement, Scotts-TM-. In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

         Razor-Back-TM-, Union-TM-, Yard 'n Garden-TM- and Perfect Cut-TM- are registered trademarks of Acorn. Scotts-TM- is a registered trademark of The Scotts Company.

         The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding Acorn's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements. Actual results could differ materially from Acorn's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, Acorn's Current Report on Form 8-K dated September 18, 1997, as amended on October 29, 1998 and November 12, 1999, and as may be amended from time to time, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.